Exhibit 99.1

At the Company
Steve Russell, Chairman, or Paul Will, CFO
317-972-7000

CELADON GROUP REPORTS RECORD JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS, IN - July 27, 2005 (BUSINESS WIRE) - Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three months and fiscal year ended June 30, 2005.

Revenue for the quarter increased approximately 10% to $117.0 million in the 2005 quarter from $106.3 million in the 2004 quarter. Freight revenue, excluding fuel surcharges, was up 4.1% to $105.0 million in the 2005 quarter from $100.9 million in the 2004 quarter. Net income increased over 80% to $4.3 million in the 2005 quarter from $2.4 million for the same quarter last year. Diluted earnings per share improved over 60% to $0.42 in the 2005 quarter from $0.26 for the same quarter last year, despite a 13.1% increase in weighted average diluted shares outstanding resulting primarily from the Company’s May 2004 stock offering. The June quarter marked the best earnings per share in the history of the Company.

For the full year, revenue increased 9.8%, to $436.8 million from $397.9 million for the prior year. During fiscal year 2004, the Company recognized a $6.9 million or $0.86 per diluted share non-cash, after-tax impairment charge related to used trailers. Net income for the 2005 fiscal year was $12.6 million, or $1.23 per diluted share, compared with a net loss, including the impairment charge, of $0.3 million, or $0.03 per diluted share, for the prior year.

Chairman and CEO Steve Russell commented on the quarter: “The June quarter reflected accelerating success of our programs initiated over four years ago to execute on our strategic plan. The plan was designed to enhance profitability through improving our freight mix and revenue yield, diversifying our customer base, upgrading our revenue equipment fleet, and emphasizing discipline in all aspects of our operations. Continued strengthening of our customer base, enhanced driver satisfaction levels, steadily increasing average rates per mile, improved equipment age and further strengthening of cost controls resulted in an increase of over 80% in our quarterly net income. Pre-tax earnings as a percent of freight revenue increased to 6.8% from 4.3%.

The CX Roberson acquisition, completed in January 2005, has been fully integrated. This was our third successful and accretive acquisition in as many years. Operations and maintenance costs has demonstrated sequential improvements, and was $7.7 million in the June 2005 quarter, or down 13.5% from $8.9 million in the June 2004 quarter. The reduced age of our fleet coupled with management improvements in the Maintenance area has contributed to this continued reduction in this expense category. Although the average length of haul has remained constant at approximately the 1,000 mile level, miles per week per truck declined from 2,274 in the June 2004 quarter to 2,179 in the June 2005, a decrease of 95 miles per week per truck. About half of this decline related to fewer teams, and the balance was due to the effect of the continued change in our freight mix. We have taken steps to remedy both of these factors.

In the June 2004 quarter, a $3.1 million fuel tax refund relating to prior years and a $3.1 million increase in our insurance and claims expense, primarily relating to a significant accident during the June 2004 quarter, largely offset each other.”

During the quarter, we continued to strengthen our balance sheet through improving cash flow. The continued improved cash flow from operations has allowed us to report over $11 million of cash, zero bank debt and to begin paying cash for equipment during the June 2005 quarter.

In summary, we are pleased with our performance in the June 2005 quarter, and, based on demand levels we've experienced so far in July, we believe we will be able to continue to execute on our strategic plan and produce positive results going forward."

Celadon has been included in the newly launched Russell Microcap Index, which debuted on July 1, 2005.

Conference Call Information

An investor conference call is scheduled for Thursday, July 28, at 11:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 866-825-3354 (international calls 617-213-8063) pin number 84508177 a few minutes prior to the starting time. A replay will be available through September 28, 2005 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 98413263.

This call is being webcast by CCBN and can be accessed on Celadon's web site at www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at www.celadongroup.com.

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 19,000 member fleets. Please visit the company’s websites at: www.celadontrucking.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," “intends,” expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	June 30,	June 30,
	2005	2004
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$11,115	$356
Trade receivables, net of allowance for doubtful accounts of $1,496 and $1,945 in 2005 and 2004, respectively	55,760	52,248
Accounts receivable - other	2,727	4,476
Prepaid expenses and other current assets	3,599	5,427
Tires in service	3,308	4,368
Deferred income taxes	2,424	1,974
Total current assets	78,933	68,849
Property and equipment, at cost	88,230	102,084
Less accumulated depreciation and amortization	30,685	40,283
Net property and equipment	57,545	61,801
Tires in service	1,739	1,875
Goodwill	19,137	16,702
Other assets	2,089	2,083
Total assets	$159,443	$151,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,465	$6,018
Accrued salaries and benefits	11,141	9,229
Accrued insurance and claims	10,021	7,563
Accrued owner-operator expense	1,265	2,269
Accrued fuel expense	6,104	2,466
Other accrued expenses	10,222	12,945
Current maturities of long-term debt	1,057	2,270
Current maturities of capital lease obligations	788	3,040
Income tax payable	265	2,941
Total current liabilities	45,328	48,741
Long-term debt, net of current maturities	4,239	6,907
Capital lease obligations, net of current maturities	1,260	2,277
Deferred income taxes	10,100	10,530
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 12,000,000 shares; issued and outstanding 10,050,449 and 9,748,970 shares at June 30,2005 and June 30, 2004	332	322
Additional paid-in capital	89,359	86,588
Retained earnings (deficit)	11,544	(1,036)
Unearned compensation on restricted stock	(711)	(689)
Accumulated other comprehensive loss	(2,033)	(2,355)
Total stockholders’ equity	98,491	82,830
Total liabilities and stockholders’ equity	$159,443	$151,310

Key Operating Statistics

	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2005	2004	2005	2004
	Operating Statistics (U.S./Canada)

Average revenue per loaded mile(*)	$1.469	$1.356	$1.424	$1.322
Average revenue per total mile (*)	$1.346	$1.261	$1.316	$1.225
Avg. revenue per tractor per week (*)	$2,934	$2,868	$2,841	$2,723
Average miles per tractor per week	2,179	2,274	2,158	2,223
Average line-haul tractors	2,380	2,286	2,322	2,262
Tractors at end of period (**)	2,570	2,531	2,570	2,531
Trailers at end of period (**)	7,468	6,966	7,468	6,966

* Excluding fuel surcharges
** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2005	2004	2005	2004

Freight revenue	$104,976	$100,895	$399,656	$382,918
Fuel surcharge revenue	$11,991	$5,418	$37,107	$15,005
Total revenue	$116,967	$106,313	$436,763	$397,923

Operating expenses:
Salaries, wages and employee benefits	34,981	33,327	133,565	124,532
Fuel (1)	23,674	13,005	81,517	54,019
Operations and maintenance	7,656	8,870	33,742	33,081
Insurance and claims (2)	4,448	7,042	14,375	18,919
Depreciation, amortization and impairment charge (3)	3,929	4,545	14,870	25,779
Revenue equipment rentals	10,296	8,620	35,848	30,244
Purchased transportation	17,650	19,466	73,012	77,617
Costs of products and services sold	1,299	913	4,807	5,022
Professional and consulting fees	815	588	2,624	2,366
Communications and utilities	1,048	1,067	4,218	4,226
Operating taxes and licenses	2,117	2,177	8,507	8,182
General and other operating	1,559	1,674	6,270	6,865
Total operating expenses	$109,472	$101,294	$413,355	$390,852

Operating income	7,495	5,019	23,408	7,071

Other (income) expense:
Interest income	(4)	(8)	(12)	(40)
Interest expense	330	716	1,430	3,763
Other (income) expense, net	3	(55)	13	180
Income before income taxes	7,166	4,366	21,977	3,168
Income tax expense	2,853	1,998	9,397	3,443
Net income (loss)	$4,313	$2,368	$12,580	$(275)
Earnings (loss) per common share:
Diluted earnings (loss) per share	$0.42	$0.26	$1.23	$(0.03)
Basic earnings (loss) per share	$0.43	$0.28	$1.27	$(0.03)

Weighted average number of common shares outstanding:
Diluted	10,280	9,093	10,228	7,986
Basic	10,031	8,610	9,905	7,986

1)	Includes a $3.1 million pre-tax refund of fuel taxes in fiscal year 2004.
2)	Includes a $3.1 million pre-tax expense related to increased contingent liability reserves for insurance claims in fiscal year 2004.
3)	Includes a $9.8 million pre-tax impairment charge on trailers in fiscal year 2004.

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